Exhibit 99.1

First National Corporation Announces First Quarter Results

STRASBURG, Va., April 26, 2016 --- First National Corporation (the “Company” or “First National”) (OTC: FXNC) today reported earnings of $1.1 million and earnings per share of $0.22 for the quarter ended March 31, 2016, compared to $813 thousand or $0.17 per share for the fourth quarter of 2015, and $215 thousand or $0.04 per share for the first quarter of 2015.

“The Company benefited from loan growth, lower expenses and a full quarter with no outstanding preferred stock,” said Scott C. Harvard, president and chief executive officer of First National.   “During the first quarter, net interest income and net interest margin increased over prior quarters as the earning asset mix continued to improve from loan growth while the Company was able to maintain its low cost funding.  Expenses decreased again this quarter with lower legal and professional fees and lower other real estate owned expense.  We’ve been pleased with the execution of our balance sheet strategies that included growing deposits through acquisition, deploying liquidity into the loan portfolio, and reducing the cost of capital by redeeming preferred stock.  Profitability has improved for three consecutive quarters from balance sheet changes and cost reductions.  We continued working on our initiative to streamline, serve and save.  This initiative is being driven by a team of employees from across the Company who are diligently working to improve efficiency by updating processes, improving service to customers, and reducing costs.  The goal of this initiative is to increase capacity for balance sheet growth and to improve profitability.”

Select highlights for the first quarter include:

•	Return on equity increased to 9.39%, compared to 7.01% for the fourth quarter of 2015, and 3.67% for the first quarter of 2015
•	Net income available to common shareholders increased $286 thousand, or 35%, to $1.1 million compared to the fourth quarter of 2015, and increased $884 thousand compared to the first quarter of 2015
•	Net loans increased $15.1 million, or 3%, during the quarter, and increased $56.8 million, or 15%, over the prior year
•	Net interest margin increased to 3.63% compared to 3.53% for the fourth quarter of 2015
•	Net interest income increased $101 thousand, or 2%, over the fourth quarter of 2015, and increased $1.1 million, or 23%, compared to the first quarter of 2015
•
Noninterest income, excluding gains on sale of securities, decreased by $264 thousand, or 12%, compared to the fourth quarter of 2015, and increased $294 thousand, or 18%, compared to the first quarter of 2015

•	Noninterest expense decreased $395 thousand, or 6%, compared to the fourth quarter of 2015, and increased $630 thousand, or 11%, compared to the first quarter of 2015
•	Effective dividend on preferred stock decreased $128 thousand compared to the fourth quarter of 2015, and decreased $329 thousand compared to the first quarter of 2015

BRANCH ACQUISITION

On April 17, 2015, First Bank (the “Bank”), the Company’s banking subsidiary, completed the acquisition of six banking offices with approximately $186.8 million of deposits in the Shenandoah Valley and central Virginia regions from Bank of America, N.A. (the “Acquisition” or “Branch Acquisition”).  The Company incurred integration costs related to the acquisition, including legal and professional fees, supplies, data processing and postage expenses that totaled $11 thousand in the fourth quarter of 2015 and $419 thousand in the first quarter of 2015.   The Company did not incur integration costs in the first quarter of 2016.

At March 31, 2016, deposits in the acquired branches totaled $174.6 million, which was 94% of the deposit balances assumed in the acquisition.  The branch acquisition had a positive impact on the cost of funds for the Company.  Excluding amortization of the time deposit valuation allowance, the cost of funds in the first quarter of 2016 for acquired branches was 0.22%, compared to the total cost of funds for the Company of 0.31% for the same period.  The mix of deposits, which was comprised of a significant amount of noninterest-bearing deposits, remained consistent from the acquisition date through March 31, 2016.  The Bank assembled an experienced lending team in its south region that made a meaningful contribution to loan growth during 2015 and in the first quarter of 2016.

BALANCE SHEET

Total assets of First National increased by $8.7 million to $701.0 million at March 31, 2016, and increased $170.6 million or 32% compared to March 31, 2015.  Loans, net of the allowance for loan losses increased $15.1 million, or 3%, during the first quarter, and increased $56.8 million or 15% compared to one year ago.  The securities portfolio decreased $7.9 million during the quarter to $165.5 million at March 31, 2016, and increased $72.7 million or 78% compared to one year ago.

Total deposits increased $6.0 million during the quarter to $633.1 million, and increased $194.3 million, or 44%, compared to one year ago.  At March 31, 2016, December 31, 2015 and March 31, 2015, the composition of the deposit portfolio was unchanged with noninterest-bearing demand deposits, savings and interest-bearing demand deposits, and time deposits comprising 25%, 53% and 22% of total deposits, respectively.

Total shareholders’ equity increased $1.7 million during the first quarter.  The Company’s redemption of preferred stock in the fourth quarter of 2015 had a positive impact on net income available to common shareholders as there was no effective dividend on preferred stock during the first quarter.  Tangible common equity totaled $45.6 million at March 31, 2016, compared to $43.6 million at December 31, 2015 and $45.6 million at March 31, 2015.  The Company and the Bank exceeded their target capital levels at the end of the quarter.

NET INTEREST INCOME

Net interest income increased $101 thousand, or 2%, to $5.7 million for the quarter compared to $5.6 million for the fourth quarter of 2015, and increased $1.1 million, or 23%, compared to $4.6 million for the first quarter of 2015.

Total interest income increased $170 thousand, or 3%, during the quarter compared to the fourth quarter of 2015 and increased $1.2 million, or 24%, compared to the first quarter of 2015.  The growth in interest income compared to the first quarter of 2016 was predominantly due to a change in the mix of earning assets with higher balances of loans and lower balances of securities.  Compared to the first quarter of 2015, the growth in interest income was primarily a result of higher balances of both loans and securities.

Total interest expense increased by $69 thousand, or 16%, during the quarter compared to the fourth quarter of 2015, and increased $136 thousand, or 38%, compared to the first quarter of 2015.  When comparing the first quarter of 2016 to the same period one year ago, the increase in interest expense correlated with the $194.3 million, or 44%, increase in total deposits.

NONINTEREST INCOME

Noninterest income, excluding net gains on sale of securities, decreased $264 thousand to $1.9 million, compared to $2.2 million for the fourth quarter of 2015, and increased $294 thousand, or 18%, compared to the first quarter of 2015.

When compared to the fourth quarter of 2015, the decrease in noninterest income was primarily attributable to lower revenue from service charges on deposit accounts and wealth management.  The decrease in revenue from service charges on deposit accounts for the first quarter of the year is believed to be cyclical, as this revenue has historically been lower in the first quarter than any other period of the year.   The decrease in wealth management revenue was attributable to the elimination of brokerage services at the beginning of the year.

The increase in noninterest income compared to the same period one year ago was primarily attributable to the 44% growth in deposit balances when comparing the periods.  Service charges on deposits increased $233 thousand, or 43%, ATM and check card fees increased $139 thousand, or 40%, and fees for other customer services increased $40 thousand, or 37%.

NONINTEREST EXPENSE

Noninterest expense decreased $395 thousand, or 6%, to $6.1 million for the quarter compared to $6.5 million for the fourth quarter of 2015, and increased $630 thousand, or 11%, compared to the first quarter of 2015.  The decrease in expenses when compared to the fourth quarter of 2015 was primarily attributable to a reduction in legal and professional fees, as well as a reduction in other real estate owned expense.

Comparing the current period results to the first quarter of 2015, the 11% increase in total noninterest expense was primarily attributable to the impact of the branch acquisition, which increased the number of bank branch locations from 10 to 15 and added a core deposit intangible asset.  Expense categories that increased as a result of the acquisition included salaries and employee benefits, occupancy, equipment, and amortization of the core deposit intangible.

ASSET QUALITY/LOAN LOSS PROVISION

Credit quality continued to improve during the quarter as nonperforming assets decreased by $162 thousand to 0.91% of total assets, compared to 0.94% at December 31, 2015, and 1.72% at March 31, 2015.  Loans past due between 30 and 89 days was 0.38% of total loans, compared to 0.32% at December 31, 2015 and 0.44% at March 31, 2015.

The Bank did not record provision for loan losses for the first quarter of 2016, the fourth quarter of 2015, or the first quarter of 2015.  Net charge-offs totaled $5 thousand in the first quarter of 2016 and $51 thousand in the fourth quarter of 2015.  The Bank had $53 thousand of net recoveries for the first quarter of 2015. Provision for loan losses was not required for the first quarter of 2016 due to decreases in the specific reserve component of the allowance for loan losses.  The decreases in specific reserve component offset an increase in the general reserve component.  The increase in general reserves was driven by loan growth.  The allowance for loan losses totaled $5.5 million at the end of the first quarter of 2016 and the fourth quarter of 2015, and $6.8 million at March 31, 2015, representing 1.22%, 1.26%, and 1.70% of total loans, respectively.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (OTC: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia.  The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, two loan production offices, a customer service center in a retirement village, and 15 bank branch office locations located throughout the Shenandoah Valley and central regions of Virginia.  In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
Income Statement	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Interest income
Interest and fees on loans	$ 5,236	$ 5,056	$ 4,854	$ 4,688	$ 4,540
Interest on deposits in banks	48	63	61	68	5
Interest on securities	888	884	829	618	422
Dividends on restricted securities	19	18	20	18	21
Total interest income	$ 6,191	$ 6,021	$ 5,764	$ 5,392	$ 4,988
Interest expense
Interest on deposits	$ 333	$ 302	$ 282	$ 266	$ 300
Interest on federal funds purchased	3	-	-	1	1
Interest on subordinated debt	90	62	-	-	-
Interest on junior subordinated debt	61	59	56	55	54
Interest on other borrowings	5	-	-	2	1
Total interest expense	$ 492	$ 423	$ 338	$ 324	$ 356
Net interest income	$ 5,699	$ 5,598	$ 5,426	$ 5,068	$ 4,632
Recovery of loan losses	-	-	-	(100)	-
Net interest income after recovery of loan losses	$ 5,699	$ 5,598	$ 5,426	$ 5,168	$ 4,632
Noninterest income
Service charges on deposit accounts	$ 780	$ 846	$ 897	$ 752	$ 547
ATM and check card fees	488	520	529	497	349
Wealth management fees	336	496	477	499	503
Fees for other customer services	147	143	172	184	107
Income from bank owned life insurance	86	103	106	90	74
Net gains (losses) on sale of securities	6	(3)	-	-	(52)
Net gains on sale of loans	21	43	53	50	55
Other operating income	79	50	10	237	8
Total noninterest income	$ 1,943	$ 2,198	$ 2,244	$ 2,309	$ 1,591
Noninterest expense
Salaries and employee benefits	$ 3,444	$ 3,491	$ 3,637	$ 3,597	$ 3,125
Occupancy	424	400	396	339	317
Equipment	432	398	400	422	281
Marketing	107	94	176	163	97
Supplies	101	93	116	229	345
Legal and professional fees	311	450	243	431	212
ATM and check card fees	205	200	236	190	155
FDIC assessment	122	119	134	64	67
Bank franchise tax	103	130	131	130	122
Telecommunications expense	114	120	131	100	85
Data processing expense	128	157	130	226	187
Postage expense	69	71	73	80	117
Amortization expense	207	216	226	196	4
Other real estate owned, net	(72)	92	144	152	(36)
Other operating expense	422	481	528	536	409
Total noninterest expense	$ 6,117	$ 6,512	$ 6,701	$ 6,855	$ 5,487

Income before income taxes	$ 1,525	$ 1,284	$ 969	$ 622	$ 736
Income tax expense	426	343	243	178	192
Net income	$ 1,099	$ 941	$ 726	$ 444	$ 544
Effective dividend and accretion on preferred stock	-	128	328	328	329
Net income available to common shareholders	$ 1,099	$ 813	$ 398	$ 116	$ 215

Common Share and Per Common Share Data
Net income, basic	$0.22	$0.17	$0.08	$0.02	$0.04
Weighted average shares, basic	4,920,315	4,913,985	4,911,604	4,909,775	4,906,981
Net income, diluted	$0.22	$0.17	$0.08	$0.02	$.04
Weighted average shares, diluted	4,923,117	4,916,804	4,913,461	4,911,298	4,911,044
Shares outstanding at period end	4,924,539	4,916,130	4,912,662	4,910,826	4,909,714
Book value at period end	$9.69	$9.35	$9.32	$9.13	$9.31
Cash dividends	$0.03	$0.025	$0.025	$0.025	$0.025

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Key Performance Ratios
Return on average assets	0.64%	0.54%	0.42%	0.27%	0.43%
Return on average equity	9.39%	7.01%	4.80%	2.97%	3.67%
Net interest margin	3.63%	3.53%	3.40%	3.29%	3.96%
Efficiency ratio (1)	77.31%	78.42%	81.38%	83.52%	80.51%

Average Balances
Average assets	$ 693,783	$ 692,263	$ 691,121	$ 671,199	$ 516,259
Average earning assets	643,358	640,880	642,234	625,197	480,490
Average shareholders’ equity	47,066	53,264	60,043	59,957	60,040

Asset Quality
Loan charge-offs	$ 121	$ 418	$ 637	$ 671	$ 112
Loan recoveries	116	367	83	129	165
Net charge-offs (recoveries)	5	51	554	542	(53)
Non-accrual loans	4,259	3,854	4,930	6,666	7,170
Other real estate owned, net	2,112	2,679	2,760	2,407	1,949
Nonperforming assets	6,371	6,533	7,690	9,073	9,119
Loans 30 to 89 days past due, accruing	1,743	1,418	2,084	1,487	1,763
Loans over 90 days past due, accruing	124	92	147	600	71
Troubled debt restructurings, accruing	313	317	321	324	782
Special mention loans	13,796	16,372	15,706	21,278	22,550
Substandard loans, accruing	10,068	10,265	10,496	10,927	15,741

Capital Ratios (2)
Total capital	$ 62,440	$ 61,513	$ 60,232	$ 72,362	$ 72,764
Tier 1 capital	56,920	55,989	55,066	67,400	67,918
Common equity tier 1 capital	56,920	55,989	55,066	67,400	67,918
Total capital to risk-weighted assets	13.73%	13.86%	14.59%	18.28%	18.86%
Tier 1 capital to risk-weighted assets	12.52%	12.62%	13.34%	17.03%	17.61%
Common equity tier 1 capital to risk-weighted assets	12.52%	12.62%	13.34%	17.03%	17.61%
Leverage ratio	8.22%	8.12%	7.99%	10.06%	13.17%

Balance Sheet
Cash and due from banks	$ 10,250	$ 8,247	$ 9,890	$ 11,870	$ 7,529
Interest-bearing deposits in banks	29,077	31,087	66,956	99,274	1,645
Securities available for sale, at fair value	99,019	105,559	109,166	112,468	90,855
Securities held to maturity, at carrying value	64,963	66,519	54,276	37,343	-
Restricted securities, at cost	1,548	1,391	1,391	1,391	1,999
Loans held for sale	523	323	471	1,978	-
Loans, net of allowance for loan losses	448,556	433,475	400,838	385,592	391,746
Other real estate owned, net of valuation allowance	2,112	2,679	2,760	2,407	1,949
Premises and equipment, net	21,366	21,389	21,493	21,277	16,298
Accrued interest receivable	1,741	1,661	1,543	1,423	1,256
Bank owned life insurance	13,828	11,742	11,627	11,521	11,431
Core deposit intangibles, net	2,115	2,322	2,539	2,765	51
Other assets	5,945	5,927	5,945	6,518	5,650
Total assets	$ 701,043	$ 692,321	$ 688,895	$ 695,827	$ 530,409

Noninterest-bearing demand deposits	$ 161,783	$ 157,070	$ 149,178	$ 147,790	$ 109,927
Savings and interest-bearing demand deposits	334,599	328,945	318,510	322,239	231,885
Time deposits	136,736	141,101	146,219	150,853	96,974
Total deposits	$ 633,118	$ 627,116	$ 613,907	$ 620,882	$ 438,786
Federal funds purchased	-	-	-	-	1,955
Other borrowings	-	-	7	13	15,020
Subordinated debt	4,917	4,913	-	-	-
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	6,029	5,060	5,303	6,214	5,057
Total liabilities	$ 653,343	$ 646,368	$ 628,496	$ 636,388	$ 470,097

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Balance Sheet (continued)
Preferred stock	$ -	$ -	$ 14,595	$ 14,595	$ 14,595
Common stock	6,156	6,145	6,141	6,139	6,137
Surplus	6,996	6,956	6,922	6,899	6,881
Retained earnings	35,391	34,440	33,917	33,642	33,649
Accumulated other comprehensive loss, net	(843)	(1,588)	(1,176)	(1,836)	(950)
Total shareholders’ equity	$ 47,700	$ 45,953	$ 60,399	$ 59,439	$ 60,312
Total liabilities and shareholders’ equity	$ 701,043	$ 692,321	$ 688,895	$ 695,827	$ 530,409

Loan Data
Mortgage loans on real estate:
Construction and land development	$ 31,505	$ 33,135	$ 29,935	$ 32,009	$ 33,344
Secured by farm land	931	964	984	1,025	1,067
Secured by 1-4 family residential	196,165	189,286	179,419	173,265	172,874
Other real estate loans	190,375	180,483	164,677	154,371	157,829
Loans to farmers (except those secured by real estate)	473	3,056	3,014	2,645	2,760
Commercial and industrial loans (except those secured by real estate)	23,742	20,992	16,936	16,674	18,660
Consumer installment loans	3,854	4,055	4,165	4,341	4,713
Deposit overdrafts	312	257	421	419	194
All other loans	6,719	6,771	6,862	6,972	7,076
Total loans	$ 454,076	$ 438,999	$ 406,413	$ 391,721	$ 398,517
Allowance for loan losses	(5,520)	(5,524)	(5,575)	(6,129)	(6,771)
Loans, net	$ 448,556	$ 433,475	$ 400,838	$ 385,592	$ 391,746

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$ 5,236	$ 5,056	$ 4,854	$ 4,688	$ 4,540
Interest income – investments and other	955	965	910	704	448
Interest expense – deposits	(333)	(302)	(282)	(266)	(300)
Interest expense – other borrowings	(5)	-	-	(2)	(1)
Interest expense – subordinated debt	(90)	(62)	-	-	-
Interest expense – junior subordinated debt	(61)	(59)	(56)	(55)	(54)
Interest expense – other	(3)	-	-	(1)	(1)
Total net interest income	$ 5,699	$ 5,598	$ 5,426	$ 5,068	$ 4,632
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$ 25	$ 26	$ 26	$ 27	$ 26
Tax benefit realized on non-taxable interest income – municipal securities	76	71	60	40	33
Total tax benefit realized on non-taxable interest income	$ 101	$ 97	$ 86	$ 67	$ 59
Total tax-equivalent net interest income	$ 5,800	$ 5,695	$ 5,512	$ 5,135	$ 4,691

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, acquisition and integration related expenses, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and bargain purchase gain.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 34%. See the table above for the quarterly tax-equivalent net interest income and a reconciliation of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes, however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for the Bank.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com